UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  10/30/2011

INFOSPACE, INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-25131

Delaware	91-1718107
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

601 108th Avenue NE
Suite 1200
Bellevue, WA 98004
(Address of principal executive offices, including zip code)

425-201-6100
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02.    Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review

(a) As reported by InfoSpace, Inc. (the "Company") in its Current Report on Form 8-K furnished on October 27, 2011, the Company has been in discussion with its independent registered public accounting firm, Deloitte & Touche LLP, regarding the Company's accounting treatment of goodwill of $12.7 million relating to its April 2010 acquisition of the Make the Web Better assets. On October 30, 2011, the Company's management, after consultation with members of the Audit Committee of the Company's Board of Directors and Deloitte & Touche LLP, concluded that the Company's accounting treatment of that goodwill was in error, and because of that error, investors should no longer rely upon the following (in each case relating only to second quarter of 2010 and all subsequent periods): (a) the consolidated financial statements and the related audit report of its independent registered public accounting firm included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2010; (b) the condensed consolidated financial statements included in the Company's Quarterly Reports on Form 10-Q for the quarterly periods ended June 30, 2011, March 31, 2011, September 30, 2010, and June 30, 2010; or (c) the financial results disclosed in the Current Report on Form 8-K furnished on October 27, 2011.

On April 1, 2010, the Company purchased assets consisting of internet properties and licenses for content and technology from Make The Web Better, a developer of online products used on social networking sites and a member of the Company's search distribution network. The Company purchased these assets for $13.0 million, and allocated $12.7 million of the purchase price to goodwill. The Company has determined that $12.7 million should have been allocated to an intangible asset consisting of an installed code base that directs Make The Web Better users to use the Company's search services. As a result of this determination, the Company is allocating the $12.7 million initially classified as goodwill to the installed code base, and is amortizing that intangible asset ratably as a proportion of the estimated revenue generated by the installed code base, as adjusted by changes in the estimated total revenue expected to be generated. This amortization will be recorded as an expense to cost of sales. The impact of this amortization to cost of sales for fiscal 2010 is approximately $4.3 million in the second quarter, $3.0 million in the third quarter, and $1.7 million in the fourth quarter, for a total impact of approximately $9.0 million in fiscal 2010. The impact of this amortization for periods reported in fiscal 2011 is approximately $1.0 million in the first quarter, $0.8 million in the second quarter, and $0.5 million in the third quarter, for a total of approximately $2.2 million for the nine months ended September 30, 2011.

Amortization of installed code base allocated to cost of sales is a non-cash expense, and the correction of this error will have no impact on previously disclosed revenues or cash and cash equivalents. Additionally, the correction will have no effect on Adjusted EBITDA, as the amortization of intangible assets expense is specifically excluded from the Company's computation of Adjusted EBITDA. The impact to net income will be net of related income taxes for each period presented.

The Company expects to file restatements for all periods, beginning with the second quarter of 2010, in an amended Annual Report on Form 10-K/A for fiscal 2010 and in amended Quarterly Reports on Form 10-Q/A for the first and second quarters of 2011. The Company intends to file these amended periodic reports, as well as its third quarter Quarterly Report on Form 10-Q no later than November 14, 2011, the expiration date of the extension period provided by Rule 12b-25 of the Securities Exchange Act of 1934, as amended. However, there can be no assurance that these filings will be made within this period.

The Company's management has discussed the matters disclosed in this Current Report on Form 8-K with Deloitte & Touche LLP.

Cautionary Statement Regarding Forward-Looking Information

This announcement contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including the Company's expected financial results, statements regarding the Company's intent to restate its prior financial reports, the nature of the estimated adjustments of the restated financial reports, and the expected timing of filing the restated financial reports. The Company intends forward-looking terminology such as "believes," "expects," "may," "will," "should," "anticipates," "plans," or similar expressions to identify forward-looking statements. Such statements are subject to certain risks and uncertainties that could cause the Company's actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, but are not limited to, the risk that additional information may arise during the course of the Company's accounting review that would require the Company to make additional adjustments and the time and effort required to complete the restatement of the financial reports. A more detailed description of these and certain other factors that could affect actual results is included in the Company's most recent Annual Report on Form 10-K and subsequent reports filed with or furnished to the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this filing. The Company undertakes no obligation to update any forward-looking statements to reflect new information, events, or circumstances after the date of this filing or to reflect the occurrence of unanticipated events.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INFOSPACE, INC.

Date: November 03, 2011	By:	/s/ Eric M. Emans
Eric M. Emans
Interim Chief Financial Officer